Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 14, 2019

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND

Cleveland, Ohio, August 14, 2019: NACCO Industries, Inc. (NYSE: NC) today announced that the Board of Directors declared a regular cash dividend of 19.0 cents per share. The dividend is payable on both the Class A and Class B Common Stock, and will be paid September 13, 2019 to stockholders of record at the close of business on August 30, 2019.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining services for producers of aggregates and other minerals, primarily operating and maintaining draglines and other equipment. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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